LANXIDE AND DUPONT RESTRUCTURE JOINT INTERESTS

        NEWARK, DELAWARE -- July 1, 1996 -- Marc S. Newkirk, Presi-dent and CEO of Lanxide Corporation (Nasdaq Bulletin Board:LNXI), today announced that the Company has acquired the balance of the ownership interests in Lanxide Electronic Components ("LEC") and Lanxide Armor Products ("LAP"), and that it has sold a portion of its interest in Du Pont Lanxide Composites ("DLC"). The three businesses have been joint ventures with E. I. du Pont de Nemours & Co. ("DuPont") since their inception. The expected result of the transactions will be the elimination of the minority interest in LEC and the consolidation of LAP.

        Lanxide has acquired the minority interest of DuPont in LEC, and now owns 100% of this rapidly growing manufacturing business. The move is aligned with the Company's decision a year ago to make the electronics market one of its areas of strategic focus. LEC produces high thermal conductivity substrates, heat sinks and packaging components for high density electronic circuitry and power devices using Lanxide's PRIMEXTM ceramic-reinforced aluminum technology. LEC's products are currently used in the telecommunications, avionics and automotive industries.

        Lanxide has simultaneously acquired all of DuPont's interest in LAP and now owns 100% of that enterprise. LAP is a manu-facturer of ballistic armor utilizing Lanxide's DIMOXTM ceramic-reinforced ceramic and PRIMEXTM ceramic-reinforced aluminum technologies. Marc Newkirk commented, "A principal reason for the Company's purchase of LAP is the acquisition of key manufacturing assets to support the Company's rapidly growing materials subsidiary, Lanxide Performance Materials Inc." ("LPM" -- LPM supplies PRIMEX CASTTM ceramic-reinforced aluminum, CERASETTM ceramers and coated components to the Company's affiliates, licensees and other customers.) Mr. Newkirk continued, "Over the past year, we have sought to revise our strategy from one of broad-scale joint venture commercialization of our technology to one of focused devel-opment of our business in a few strategic areas, and licens-ing of others in the balance of applications. The purchase of the balance of LEC and LAP are consistent with that new direction."

        Concurrently with the above transactions, DuPont has acquired from Lanxide two-thirds of the Company's minority interest in DLC. The Company's interest in DLC was reduced from 30% to 10%, generating $7.1 million in cash used to accomplish the acquisition from DuPont of its interests in LEC and LAP. DLC is a manufacturer of ceramic-reinforced ceramic components for high temperature turbine engine, rocket engine, and other aerospace applications.

        Lanxide was founded in 1983 to develop and commercialize products based upon a novel approach to the fabrication of ceramic-reinforced products. The Company's patented technol-ogy has enabled it to engineer a new class of high-perfor-mance materials, LANXIDETM composites, which offer superior combinations of properties tailored to meet specific customer needs. LANXIDETM composites combine many of the features of ceramics and metals, providing a new class of structural materials which exhibit combinations of strength, damage tolerance, shape versatility, hardness, stiffness, chemical stability and temperature tolerance previously unavailable in a single class of materials. The Company has developed proprietary processes enabling the creation of LANXIDETM composites in a wide range of sizes and complex shapes and possessing a broad spectrum of performance characteristics. The Company's technology has been commercialized through a combination of the Company's own manufacturing and marketing activities together with joint ventures and licensing. Current fields of product introduction include electronic components, optical components, automotive engine and brake components, refractories, armor, industrial pump and cyclone components, components for gas turbine engines, rocket en-gines and certain other aerospace applications, and sporting goods.

        For further details, please contact R. Michael Rice at Lanxide Corporation, 1300 Marrows Road, P.O. Box 6077, Newark, DE 19714-6077, Tel. (302) 456-6219, Fax (302) 454-1712.